Exhibit 10.1

Dated	23 September 2005

EXECUTIVE SERVICE AGREEMENT

ON DEMAND MANAGEMENT LIMITED	(1)

and

ANDY BIRCHALL	(2)

THIS AGREEMENT is dated 23 September 2005 and is made

BETWEEN:

(1)	ON DEMAND MANAGEMENT LIMITED of 253 Gray’s Inn Road, London WC1X 8QT (the “Company”); and

(2)	ANDY BIRCHALL of Wear Water, Admirals Bridge Lane, East Grinstead RH19 4NN.

IT IS AGREED as follows:

1	DEFINITIONS

In this agreement, the following expressions shall have the following meanings:-

1.1	“Board” means the Board of Directors of the Company;

1.2	“the Business” means the business of the Company or of any other company in the Group in which you have been engaged or involved or for which you were responsible or about which you acquired Confidential Information during the Protected Period;

1.3	“Commencement Date” means the date of this agreement;

1.4	“Confidential Information” means:-

(a)	any trade secrets, customer lists, trading details or other information of a confidential nature relating to the goodwill, know how or secrets of any company in the Group (including, without limitation, details of the activities, businesses, expansion plans, business strategy, marketing plans, sales forecasts, forward planning programmes, investments, prospective investments (and their respective terms of such investments), research activities, inventions, ideas, computer programs, secret processes, designs, technology used, financial information, results and forecasts of any such company) of the requirements, terms of trade and identity of its suppliers and customers); and

(b)	any information in relation to which any company in the Group owes a duty of confidentiality to any third party;

1.5	“Customer” means any person, firm, company or other organisation which shall, during the Protected Period, have been a client or customer of the Business and with whom or which during the Protected Period you had personal dealings in the course of your employment during the Protected Period;

1.6	“Intellectual Property” means designs, trade marks, logos, get-up, domain names, copyright works, database rights, moral rights, confidential information, know-how, patents, inventions, utility models, semi-conductor topography rights and all rights of a similar nature in any part of the world whether or not registered or capable of registration and, in respect of such rights which are registrable, the right to apply for registration and all applications for any of the above rights;

1.7	“Group” together the Company, any holding company of the Company and any subsidiary and subsidiary undertakings of the Company and of such holding company within the meanings of sections 258, 736 and 736A of the Companies Act 1985;

1.8	“Prospective Customer” means any person, firm, company or other organisation with whom or which, during the Protected Period, the Company or any company in the Group shall have had negotiations or discussions regarding the possibility of that person becoming a client or customer of the Business and with whom or which, during the Protected Period, you shall have had personal dealings in the course of your employment;

1.9	“the Protected Period” means the period of 12 months preceding the Termination Date;

1.10	“the Restriction Period” means the period of 9 months following the Termination Date;

1.11	“Restricted Supplier” means any person who or which supplied goods or services to the Business;

1.12	“Restricted Territory” means UK or Ireland;

1.13	“Senior Executive” means a person who as at the Termination Date or during the Protected Period is employed by or engaged to render services personally to the Company or any company in the Group (other than in a clerical, secretarial or administrative capacity) and who is or was engaged in a capacity in which he obtained Confidential Information;

1.14	“Termination Date” means the date of the termination of this agreement;

1.15	“Unexpired Period” means (a) the period from the date on which the Company exercises its discretion under clause 2.5 below until the earliest date on which the Company can terminate this agreement in accordance with clause 2.2 or (b) the unexpired period of the term of this agreement, whichever is the shorter;

1.16	“Warranties” has the meaning as set out in the Agreement for the sale and purchase of share capital of On Demand Group Limited between (1) you, Tony Kelly and others and (2) Seachange International Inc dated the same date as this agreement.

2	TERM

2.1	Subject to clause 2.2, this agreement shall commence on the Commencement Date and shall continue (subject to the provisions of this agreement) until 31 August 2008 when it will terminate automatically without notice or compensation unless and until terminated sooner in accordance with this agreement.

2.2	Notwithstanding the fixed term nature of this agreement, your employment can be terminated by:

(a)	the Company giving you 12 months’ written notice, or

(b)	you giving the Company 12 months’ written notice.

The earliest date on which notice can be given by either party to terminate this agreement is 18 months after the Commencement Date.

2.3	The date on which your continuous employment for statutory purposes commenced was 20 September 2002.

2.4	In the event that notice to terminate this agreement is given by the Company or you, or in the event that you purport to terminate this agreement in breach of it, the Company:-

(a)	shall not be obliged to provide any work for you and may withdraw any powers vested in, or duties assigned to, you or assign you to other duties;

(b)	may exclude you from any premises of the Company or any Group Company; and/or

(c)	may require you not to contact or attempt to contact any client, customer, supplier, professional adviser, or employee of the Company or any Group Company;

provided always that throughout any such period which shall not last for longer than 6 months in total, you shall continue to receive your salary and other contractual benefits and this agreement shall remain in full force and effect (including, for the avoidance of doubt, your duties as to fidelity and good faith).

2.5	The Company may, at its sole discretion, make a payment in lieu of the Unexpired Period. Any payment will consist of your basic salary only (as set out in clause 6.1) for the Unexpired Period. The Company will make the payment at the beginning of the Unexpired Period and the payment will be subject to the following deductions:-

(a)	any required deductions in respect of tax and notional insurance; and

(b)	any monies due to the Company from you on the date of termination of this agreement.

3	JOB TITLE AND DUTIES

3.1	You shall be employed as director of the Company and shall report to the Board.

3.2	You shall, subject always to the control of the Board, carry out such duties and accept such offices and directorships notwithstanding your job title but consistent with your status as may reasonably be assigned to you from time to time by the Board and such duties and/or offices and/or directorships may relate to the business of the Company or of any company in the Group.

3.3	You shall:-

(a)	use all proper means to the best of your ability to maintain and improve the business of the Company and the companies in the Group and further their respective reputations and interests;

(b)	faithfully, efficiently and diligently perform those duties and exercise such powers as are consistent with them which shall from time to time be reasonably assigned to or vested in you;

(c)	comply with all lawful and reasonable directions, restrictions, rules and regulations from time to time laid down or adopted by the Board; and

(d)	keep the Board promptly and fully informed at all times (in writing if so requested) of your activities in respect of the business of the Company, the Group or any Group Company and give such explanation or assistance as the Board may reasonably require and promptly disclose to the Board any information which comes into your possession which may adversely affect the Company, the Group or any Group Company including without limitation anything which constitutes or is reasonably likely to constitute a breach of or be materially inconsistent with any of the Warranties.

4	HOURS OF WORK

4.1	Until 31 March 2006 (the “First Period”), you shall work the Company’s normal business hours (which are currently 9.30 am to 6.00 pm Monday to Friday) and such additional hours as are necessary for the proper performance of your duties for the total number of business days set out in Schedule 1. While it is intended that these days will be worked in accordance with the time/task allocation spreadsheet at Schedule 1, the Company reserves the right to vary the spreadsheet to meet its business needs provided that it will not increase the total number of days to be worked during the First Period.

4.2	From 1 April 2006 until 31 August 2006 (the “Second Period”), you shall work the Company’s normal business hours (which are currently 9.30 am to 6.00 pm Monday to Friday) and such additional hours as are necessary for the proper performance of your duties for the total number of business days set out in Schedule 1. While it is intended that these days will be worked in accordance with the time/task allocation spreadsheet at Schedule 1, the Company reserves the right to vary the spreadsheet to meet its business needs provided that it will not increase the total number of days to be worked during the Second Period.

4.3	From 1 September 2006 until 31 August 2007 (the “Third Period”), you shall work the Company’s normal business hours (which are currently 9.30 am to 6.00 pm Monday to Friday) and such additional hours as are necessary for the proper performance of your duties for the total number of business days set out in Schedule 1. While it is intended that these days will be worked in accordance with the time/task allocation spreadsheet at Schedule 1, the Company reserves the right to vary the spreadsheet to meet its business needs provided that it will not increase the total number of days to be worked during the Third Period.

4.4	From 1 September 2007 until 31 August 2008 (the “Fourth Period”) you shall work the Company’s normal business hours (which are currently 9.30 am to 6 pm Monday to Friday) and such additional hours as are necessary for the proper performance of your duties for the total number of business days set out in Schedule 1. While it is intended that these days will be worked in accordance with the time/task allocation spreadsheet at Schedule 1, the Company reserves the right to vary the spreadsheet to meet its business needs provided that it will not increase the total number of days to be worked during the Fourth Period.

5	PLACE OF EMPLOYMENT

5.1	Your main place of employment shall be 1 Stephen Street, London W1T 1AL although you may also work from your home (with the prior approval of the CEO of Seachange International Inc.) according to the requirements of the Company’s business. You shall not be required, other than for the purposes of business trips of temporary duration, to be permanently employed elsewhere. You shall undertake such travel both within and outside the United Kingdom as may be necessary for the proper performance of your duties.

6	REMUNERATION AND BENEFITS

6.1	Your gross basic salary shall be:

(a)	£13,833 per month during the First Period;

(b)	£11,550 per month during the Second Period;

(c)	£8,250 per month during the Third Period; and

(d)	£5,500 per month during the Fourth Period.

Your salary is inclusive of any director’s fees and will be payable by bank credit transfer in equal monthly instalments in arrears not later than on the last day of each month. Your salary will be reviewed by the remuneration committee of the Company on 1 January each year.

6.2	In addition to your basic salary, you may be entitled to an annual performance bonus (of up to 50% of basic salary), calculated in accordance with performance goals agreed between you and the CEO of Seachange International Inc (the “CEO”), and subject to bonus scheme rules determined annually by the CEO.

6.3	Other than the bonus detailed at clause 6.2 above, you are not entitled to any other bonus payment from the Company or any Group Company.

6.4	Subject to such statutory provisions as may be in force and your pension requirements from time to time, the Company will contribute 10% of your basic annual salary to the personal pension scheme of your choice. Such contribution shall be paid in equal monthly instalments with your salary. If you elect not to receive a pension contribution, the Company will pay you an additional 10% of your basic annual salary (less such deductions are required by law) in equal monthly instalments with your salary.

6.5	The Company shall pay to you on a monthly basis at the same time as it makes salary payments to you a fully taxable but non-pensionable car allowance of £5,000 per annum.

6.6	You and your immediate family (spouse and children under the age of 18) shall be entitled to participate in any medical expenses insurance and/or life assurance schemes operated by the Company, subject to the terms, conditions and rules of such schemes from time to time in force and subject to acceptance by any relevant insurer and the terms and conditions of such insurance from time to time. The Company reserves the right to amend, vary or withdraw any benefits provided pursuant to this clause at any time.

6.7	The Company may deduct from any amounts due to you such tax and national insurance contributions as the Company is required to deduct by law and you hereby authorise the deduction of any sums due from you to the Company or any Group Company including, without limitation, any overpayments, loans or advances made to you by the Company or any Group Company.

6.8	The Company shall provide appropriate travel insurance cover for you in relation to any business trips you undertake in the course of your employment under this agreement.

7	EXPENSES

7.1	The Company shall repay to you all reasonable expenses reasonably, necessarily and properly incurred by you in the performance of your duties under this agreement subject to your compliance with any expenses policy or procedure issued by the Company (or any Group Company) from time to time and the production by you of such evidence as to such expenses as the Company may reasonably require.

8	CONFIDENTIALITY

8.1	You shall not, whether during or after the termination of your employment, except in the proper course of your duties, use or divulge and you shall use your best endeavours to prevent the use, publication or disclosure to any person, firm or company of any Confidential Information which has or may come to your knowledge in the course of and for the purposes of your employment save that this obligation shall not extend to any matters which are or shall be in the public domain otherwise than due to your default.

9	OUTSIDE INTERESTS

9.1	Subject to clause 9.2, you shall not, when employed by the Company, be concerned or interested in any competing trade, occupation or business except with prior written permission pursuant to a resolution of the Board. Nothing in this clause shall otherwise prevent you from holding shares or securities in:

(a)	a company listed, dealt in or traded on a recognised stock exchange not exceeding 3% in nominal value of the securities of that class; or

(b)	passive investment in a non-competing private company; or

(c)	any shareholding or other interest in Video Networks Limited.

9.2	For the avoidance of doubt, the Company acknowledges and accepts that, during your employment, but outside of your contractual working hours (as detailed in clauses 4.1 – 4.4 above), you are entitled to undertake any work in the fields of writing, journalism, art, photography and film and television production provided that such work is not in competition with and does not conflict with the business of the Company or any Group Company.

10	SICKNESS

10.1	You must inform the Company as early as possible (and in any event by 9 a.m.) on the first day of any absence which has not been approved. A self certification form is required in respect of any sickness absence of up to seven days. A doctor’s certificate will be required after seven days absence and at regular intervals thereafter.

10.2	Subject to the compliance with the Company’s procedures relating to the notification and certification of periods of absence from work, you shall continue to be paid salary (inclusive of any statutory sick pay or social security benefits to which you may be entitled) and to receive the other benefits provided under this Agreement during any periods of absence from work due to sickness injury or other incapacity up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks. For the avoidance of doubt, when calculating your entitlement, you will only receive sick pay for those days that you were due to work in the relevant period in accordance with the time/task allocation spreadsheet at Schedule 1

10.3	Any payment that may be made in excess of that prescribed at clause 10.2 shall be entirely at the Company’s discretion. Any delay by the Company in terminating the provision of salary or benefits shall not constitute a waiver of its right to do so.

10.4	Any salary payable pursuant to this clause 10 shall be reduced by the amount of any benefit or statutory sick pay to which you may be entitled during the period of absence under any statutory sick pay or other social security scheme or insurance or benefit scheme in effect from time to time.

10.5	You shall, at the request of the Company (and at the Company’s expense), undergo a medical examination by a doctor or other medical practitioner nominated by the Company at any time during your employment whether or not you are absent by reason of illness or injury or otherwise. Subject to the provisions of the Access to Medical Reports Act 1988, you agree to give such authority as the Company may request or require so as to allow the Company unconditional access to any report or reports prepared as a result of any such examination.

10.6	If your absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable then any sums paid by the Company shall constitute loans to you and you shall:

(a)	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded in connection therewith;

(b)	if the Company so requires, refund to the Company such sums as the Company may determine, not exceeding whichever is the lower of:

(i)	the amount of damages recovered by you under any compromise, settlement or judgement; and

(ii)	the sums advanced to you in respect of the period of incapacity.

11	HOLIDAY

11.1	You will be entitled to 25 days’ holiday per annum, pro-rated to reflect the proportion of any year that you are due to work in accordance with schedule 1. This means that (subject to earlier termination of this Agreement) you will be entitled to the following periods of holiday:

(a)	6.5 days from the date of this Agreement until 31 December 2005;

(b)	18.5 days from 1 January 2006 until 31 December 2006;

(c)	10 days from 1 January 2007 until 31 December 2007; and

(d)	5 days from 1 January 2008 until 31 August 2008.

(such holiday entitlement inclusive of your entitlement under the Working Time Regulations 1998) and should be taken at times as agreed in advance with the Board. You may not carry forward any accrued but untaken holiday to a subsequent holiday year without the Company’s consent (such consent not to be unreasonably withheld or delayed). Any holiday that is accrued but untaken as at the end of the holiday year and which the Company does not consent to being carried forward shall be forfeited without any entitlement to a payment in lieu.

11.2	Upon termination of your employment you shall be entitled to pay in lieu of any accrued holiday entitlement at the rate of 1/260th of the basic salary in respect of each day of holiday entitlement, fractions of a day being rounded down to the nearest whole number of days. Upon termination of your employment for any reason, you shall be required to make a payment to the Company in respect of holiday taken in excess of the accrued holiday entitlement at the rate described above in this clause. Any such sum due to the Company may be deducted from any remuneration or other sums otherwise payable by the Company to you.

12	TERMINATION

12.1	Notwithstanding any other provision of this agreement, the Company may at any time in writing terminate your employment with immediate effect and without notice or payment in lieu of notice and without prejudice to any rights or claims which it may have against you if at any time you shall:-

(a)	be guilty of gross misconduct; or

(b)	after warning and a reasonable opportunity to remedy the matter commit any repeated or continued serious breach of your obligations under this agreement; or

(c)	be convicted of any criminal offence which is incompatible with your continued employment (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended);

(d)	by your acts or omissions bring, in the reasonable opinion of the Board, yourself, the Company or any Group Company into serious disrepute or prejudice the interests of the Company or any Group Company;

(e)	have a bankruptcy or an interim order made against you pursuant to the Insolvency Act 1986 or makes any arrangement or composition with your creditors;

(f)	become of unsound mind or a patient for the purposes of any statute relating to mental health;

(g)	be convicted of an offence under any statutory enactment or regulation relating to insider dealing;

(h)	resign as a director of the Company or any Group Company otherwise than at the request of the Company or any Group Company.

12.2	This agreement and your employment may be terminated by the Company giving to you three months’ notice in writing if you are incapacitated by reason of ill health or injury from performing your duties under this agreement for a period of or periods aggregating 90 days in any period of 12 months (whether or not you remain incapacitated from performing your duties under this agreement).

13	DISCIPLINARY AND GRIEVANCE PROCEDURES

13.1	Details of the Company’s disciplinary and grievance procedures are available from the Finance Department. These procedures are not contractually binding and do not constitute terms of this agreement.

13.2	If the Company believes or suspects that it may be entitled to terminate this agreement pursuant to clause 12, the Company may suspend you pending the completion of any investigation or enquiry (whether by the Company or otherwise) provided that your salary and other contractual benefits shall not cease to be payable during any period of suspension. You agree to co-operate fully with the Company (and any other interested party) in relation to any such investigation or enquiry.

14	OBLIGATIONS UPON TERMINATION

14.1	On the termination of your employment for any reason:-

(a)	if you are a director of any company in the Group the Board may give you notice in writing requesting you to and you shall forthwith resign any such directorship and if the appropriate resignation shall not be signed and delivered by you to the Board within seven days after such request you agree that the Board may appoint any director of the Company to sign such notice of resignation on your behalf and in your name for such purpose; and

(b)	you shall forthwith deliver to the Company all property records documents accounts letters and papers of every description within your possession or control belonging to the Company or any company in the Group although you shall not be obliged to return any papers which you received in the capacity of shareholder of the Company or any company in the Group; and

(c)	you shall irretrievably delete any information relating to the business of the Company or any company in the Group stored on any magnetic or optical disk or memory and all matter derived therefrom which is in your possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this clause 14.3 as the Company may require; and

(d)	you shall immediately inform the Company of all passwords used by you in relation to any computers or IT systems belonging to the Company or any Group Company.

15	POST TERMINATION RESTRICTIONS

15.1	The parties to this agreement agree and acknowledge that it is reasonable and necessary for the protection of the Confidential Information, goodwill, stable workforce, trade secrets and trade connections of the Business that you should be restrained in the terms of the covenants set out in this clause from making available or using for the benefit of yourself or a competitor or potential competitor Confidential Information or trade connections which you have obtained and are likely to obtain in the course of your employment as an executive of the Company. Accordingly, you covenant with the Company that you will not (other than for and on behalf of the Company or any company in the Group) without the prior written consent of the Board (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Group) directly or indirectly at any time:-

(a)	during the Restriction Period be engaged or concerned or interested or participate in a business the same as or in competition with the Business or relevant part thereof anywhere in any Restricted Territory provided always that this paragraph shall not restrain you from being engaged or concerned in any business concern in so far as your duties or work shall relate solely to:-

(i)	geographical areas where the business concern is not in competition with the Business; or

(ii)	services or activities with which you were not concerned to a material extent during the Protected Period;

(b)	during the Restriction Period in competition with the Business, solicit business from or canvass any Customer or Prospective Customer in respect of any business in competition with the Business;

(c)	during the Restriction Period in competition with the Business, accept orders in respect of any business that is in competition with the Business from any Customer or Prospective Customer or have any business dealings concerning any business that is in competition with the Business with any Customer or Prospective Customer;

(d)	during the Restriction Period solicit or induce or endeavour to solicit or induce any Senior Executive to cease working for, being a director of or providing services to the Company or any Group Company, whether or not any such person would thereby commit a breach of contract; and/or

(e)	during the Restriction Period seek to entice away from the Company and any Group Company or interfere with the relationship between the Company and any Group Company and a Restricted Supplier.

15.2	Nothing contained in clause 2.4 shall be deemed to prohibit you from the seeking or doing of any activities not in direct or indirect competition with the Business.

15.3	Should the Company exercise its power(s) pursuant to clause 2.4 above in the period immediately preceding the Termination Date, then the periods specified in clause 15.1 shall be respectively reduced by the duration of any such action.

15.4	The restrictions in this clause (on which you have had the opportunity to take independent advice as you hereby acknowledge) are considered by the parties to be reasonable in all the circumstances. It is agreed that, if any such restrictions should be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any company in the Group but they would be reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion or deletions as may be necessary to make it or them valid and effective.

15.5	You agree that:

(a)	during your employment, if you receive from any person a formal written offer of employment or other engagement, you shall notify the Company of such offer and the identity of such person;

(b)	during the continuance in force of all or any of restrictions set out in clause 15.1, if you receive from any person a formal written offer of employment or other engagement which you are proposing to accept, you shall notify the Company (immediately before any acceptance) of such offer and the identity of such person;

and you shall make the substance of the restrictions contained in this agreement known to the person making such offer

15.6	You hereby undertake to the Company that you will not at any time:

(a)	during the continuance, or after the termination, of your employment engage in any other trade or business or be associated with any other person, firm or company engaged in any trade or business using or incorporating the name(s) On Demand or Demand;

(b)	after the termination of your employment claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicative any past association with the Company or any Group Company to its or their detriment.

16	INTELLECTUAL PROPERTY

16.1	The parties foresee that you may create or develop Intellectual Property in the course of your employment and agree that in this respect you have a special responsibility to further the interests of the Company and the Group Companies.

16.2	You shall record any Intellectual Property created or developed in the course of your employment in writing in accordance with good industry practice in sufficient detail to enable a person of reasonable skill in the relevant field to understand and work that Intellectual Property.

16.3	You shall disclose forthwith in detail any Intellectual Property created by you in the course of your employment under this Agreement and in any way affecting or relating to the business of any company in the Group or capable of being used or adapted for use in it or in connection with it and such Intellectual Property shall (subject to clause 16.8) belong to and be the absolute property of the Company or such Group Company as the Company may direct (the “Created Intellectual Property”). For the avoidance of doubt, the Created Intellectual Property shall not include any Intellectual Property created by you in the course of work that you are entitled to undertake pursuant to clause 9.2 of this Agreement (being any work in the fields of writing, journalism, art, photography and film and television production which is not in competition with and does not conflict with the business of the Company or any Group Company), whether it is created during or after the term of this Agreement.

16.4	To the extent they do not automatically vest in the Company by the operation of law, and subject to clause 16.8, you hereby assign absolutely to the Company all present and future rights in the Created Intellectual Property with full title guarantee together with the right to claim damages and all other remedies for infringement.

16.5	In accordance with clause 16.3 and subject to clause 16.8 you if and whenever reasonably required so to do by the Company shall at the expense of the Company or such Group Company as the Company may direct:

(a)	apply, join with or provide assistance to the Company or such Group Company in connection with any application to register and/or to exploit or enforce in the United Kingdom and in any other part of the world the Created Intellectual Property; and

(b)	execute all instruments and do all things necessary for vesting all right title and interest to and in the Created Intellectual Property absolutely as sole legal and beneficial owner in the Company or such Group Company or in such other person as the Company may specify.

16.6	You hereby irrevocably and unconditionally waive all moral rights under Chapter IV Copyright, Designs and Patents Act 1988 and all rights of a similar nature in connection with your authorship of any existing or future copyright work in the Created Intellectual Property, in whatever part of the world such rights may be enforceable. For the avoidance of doubt, this clause shall not apply to your authorship of any existing or future copyright work created in the course of work that you are entitled to undertake pursuant to clause 9.2 of this Agreement (being any work in the fields of writing, journalism, art, photography and film and television production which is not in competition with and does not conflict with the business of the Company or any Group Company).

16.7	You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute and do any such instrument or thing and generally to use your name for the purpose of giving to the Company the full benefit of this clause. In favour of any third party a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

16.8	Nothing in this clause shall be construed as limiting or excluding your rights or the rights of the Company under sections 39 to 43 Patents Act 1977 (as amended from time to time).

17	COLLECTIVE AGREEMENTS

17.1	There are no collective agreements currently in force which directly affect the terms and conditions of your employment.

18	GENERAL

18.1	For the purposes of the Data Protection Act 1998, you hereby give your consent to the holding and processing of personal data provided by you to the Company or other companies in the Group for all purposes relating to your employment including, but not limited to:-

(a)	administering and maintaining personal records;

(b)	paying and reviewing salary and other remuneration and benefits;

(c)	providing and administering benefits (including, if relevant, pension, life assurance, permanent health insurance and medical insurance); and

(d)	providing references and information to future employees and, if necessary, governmental and quasi governmental bodies for Social Security and other purposes, the Inland Revenue and the Contributions Agency.

18.2	It is agreed and acknowledged that any additional hours worked by you outside normal business hours fall within Regulation 20(2) WTR on the basis that they are not measured or predetermined and can be determined by you and accordingly that Regulation 4(1) WTR does not apply to such additional hours. In the event that any additional hours worked by you outside normal working hours are not covered by

Regulation 20(2) WTR, you agree that the limit in Regulation 4(1) WTR shall not apply to you. You shall be entitled to withdraw such agreement by giving 3 months’ prior written notice to the Company.

18.3	This agreement:-

(a)	contains the whole of the terms agreed in respect of your employment as from the Commencement Date;

(b)	is in substitution for any other previous agreement or arrangement in respect of your employment by any company in the Group; and

(c)	shall only be capable of being varied by a supplemental agreement or memorandum signed by both parties.

18.4	The parties agree that the provisions of this agreement are separate and divisible and if any clause or provision of this agreement is held to be completely or partially invalid or unenforceable, all other clauses or parts thereof contained in this agreement shall remain in full force and effect and shall not be affected thereby.

19	NOTICES

19.1	Any notice or other document to be given under this agreement shall be in writing and should be sent, in the case of the Company, to its registered office or in your case , to your last known place of residence or given personally to you or, in the case of the Company, to the Company Secretary.

20	LAW AND JURISDICTION

20.1	This agreement shall be governed by and construed in accordance with English law and the parties hereby irrevocably submit to the exclusive jurisdiction of the English Courts.

21	THIRD PARTY RIGHTS

21.1	No person who is not a party to this agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 except that the benefits conferred by the rights under clauses 8, 15 and 16 may be enforced by any Group Company, and the parties agree that they may amend or vary any or all terms of this Agreement or terminate this Agreement without the consent of any Group Company.

22	SURVIVAL

22.1	Without prejudice to any other provisions of this agreement, you acknowledge that the provisions contained in clauses 8, 15 (provided that this Agreement has been terminated in accordance with the provisions contained in this Agreement) and 16 shall survive the termination of this agreement (howsoever caused).

IN WITNESS of this Agreement the parties have executed it as a Deed on the date specified above.

EXECUTED AS A DEED by	)
the Company	)	/s/ William C. Styslinger, III
acting by:	)	Director

/s/ William L. Fiedler
Director

EXECUTED AS A DEED by	)
Andy Birchall	)	/s/ Andy Birchall
in the presence of:	)

Witness Signature	/s/ Charl de Beer

Witness Full Name	Charl de Beer
Witness Address	64C Sutton Court Road, London, W43EG
Witness Occupation	Finance Director

Schedule 1

Time/Task Allocation Spreadsheet

Time/task allocations

	05/06	05/06													06/07
		SE	OC	NO	DE	JA	FE	MA	AP	MA	JN	JL	AU		SE	OC	NO	DE	JA	FE	MA	AP	MA	JN	JL	AU
Activity
Board Director/General		4	4	4	4	4	4	4	4	4	4	4	4	48	4	4	4	4	4	4	4	4	4	4	4	4	48
Sales & marketing		4	4	4	4	4	4	4	4	4	4	4	4	48	4	4	4	4	4	4	4	4	4	4	4	4	48
Operations		2	2	2	2	2	2	2	1	1	1	1	1	19	1												1
Strategy		2	2	2	2	2	2	2	1	1	1	1	1	19	1	1	1	1	1								5
Regulatory		4	4	4	4	4	4	4	2	2	2	2	2	38	2												2
Marketing/content		4	4	4	4	4	4	4	2	2	2	2	2	38	2	2	2	2	2	1	1	1	1	1			15
	235	20	20	20	20	20	20	20	14	14	14	14	14	210	14	11	11	11	11	9	9	9	9	9	8	8	119

	07/08
	SE	OC	NO	DE	JA	FE	MA	AP	MA	JN	JL	AU
Activity
Board Director/General	4	4	4	4	4	4	4	3	3	3	3	3	43
Sales & marketing	3	3	2	2	2	2	2						16
Operations													0
Strategy													0
Regulatory													0
Marketing/content													0
	7	7	6	6	6	6	6	3	3	3	3	3	59

Board Director/General	Attendance and preparation for monthly board meetings. The term ‘General’ absorbs the overview of activities that had earlier been given their own task lines.

Sales & marketing	Support for sales activities including attendance at presentations, reviewing or, contributing to creating, sales pitches, taking an overview of the sales strategies being deployed and their relationship to the overall SeaChange sales efforts.

Operations	Supporting the development of operating efficiencies within ODG and SeaChange in Europe.

Strategy	Developing, and later advising on, the ODG business strategy

Regulatory	Managing, and then monitoring, regulatory affairs tasks including participation in ATVOD (Association of TV on Demand) and input into the evolution of the new European Community’s Television Without Frontiers Directive.

Content overview	Monitoring and supporting the ongoing productive development of the marketing and content effort of ODG and the products and services it provides.

Note: Day allocations The available days are calculated on the basis of a 5-day week for 52 weeks a year minus 25 days holiday as per existing contract.